Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information of Triumph is presented to show how Triumph might have looked if the Vought Acquisition had occurred on the dates and for the periods indicated below.  The following unaudited pro forma condensed combined financial information has been derived by applying pro forma adjustments to the historical consolidated financial statements of Triumph and Vought.  The unaudited pro forma condensed combined balance sheet gives effect to the Vought Acquisition as if it had occurred on March 31, 2010 and combines Triumph’s March 31, 2010 consolidated balance sheet with Vought’s March 28, 2010 consolidated balance sheet.  The unaudited pro forma condensed combined statement of income for the fiscal year ended March 31, 2010 gives effect to the Vought Acquisition as if it had occurred on April 1, 2009 and combines Triumph’s audited consolidated statement of income for the fiscal year ended March 31, 2010 with Vought’s unaudited consolidated statement of income for the twelve-month period ended March 28, 2010.  Vought’s unaudited consolidated statement of income for the twelve-month period ended March 28, 2010 has been prepared by adding the financial data from Vought’s unaudited consolidated income statement for the three months ended March 28, 2010 to the results from Vought’s audited consolidated income statement for the fiscal year ended December 31, 2009 and deducting the financial data from Vought’s unaudited consolidated income statement from the three months ended March 29, 2009.

The historical consolidated financial information of Triumph and Vought has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Vought Acquisition, (2) factually supportable and (3) with respect to the statements of income, expected to have a continuing impact on the combined results.  The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements.  All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited condensed combined financial information should be read in conjunction with the following historical consolidated financial statements and accompanying notes of Triumph and Vought for the applicable periods:

•      Separate historical financial statements of Triumph as of and for the fiscal year ended March 31, 2010 and the related notes included in the Annual Report on Form 10-K filed on May 14, 2010; and

•      Separate historical financials statements of Vought as of and for the year ended December 31, 2009 and the related notes thereto, included in Exhibit 99.2 hereto;

•      Separate historical unaudited interim consolidated balance sheet of Vought as of March 28, 2010, and the unaudited consolidated statement of operations for the three months ended March 28, 2010, and March 28, 2009, and the notes related thereto, included in Exhibit 99.3 hereto.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only.  The pro forma information is not necessarily indicative of what

Triumph’s financial position or results of operations actually would have been had the Vought Acquisition been completed as of the dates indicated.  In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of Triumph.  All material accounts and transactions between Triumph and Vought have been eliminated from the unaudited pro forma condensed combined financial statements.  The unaudited pro forma condensed combined financial statements do not include pro forma adjustments for Triumph’s February 2010 acquisition of Fabritech, Inc.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing GAAP.  Triumph has been treated as the acquirer in the Vought Acquisition for accounting purposes, and the total purchase price of the Vought Acquisition, including related fees and expenses, has been allocated to Triumph’s net assets based upon Triumph’s estimates of fair value.  The pro forma information presented, including allocations of purchase price, has been prepared based on preliminary estimates using information available as of the date of this filing.  The final allocation of the total purchase price to Triumph’s net assets will be based on a formal valuation of the fair value of Triumph’s net assets that existed as of the closing date of the Vought Acquisition.  Differences between Triumph’s preliminary estimates (for example, estimates as to fair value of acquired property, plant and equipment as well as intangible assets) presented in the accompanying unaudited pro forma condensed combined financial statements and the final acquisition accounting for such items will occur and these differences could be material and could have a material impact on Triumph’s future results of operations and financial position.

The unaudited pro forma combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that Triumph may achieve as a result of the Vought Acquisition or the costs to combine the operations of Triumph and Vought or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

Triumph Group, Inc. and Vought Aircraft Industries, Inc.
Unaudited Pro Forma Condensed Combined Statements of Income
Fiscal Year Ended March 31, 2010

(in millions, except per share data)	Triumph	Vought	Reclassification Adjustments		Pro Forma Adjustments		Pro Forma Combined
Net sales	$1,294.8	$1,958.0	$—		$(34.5)	(A)	$3,218.3
Operating costs and expenses:
Cost of sales	927.2	1,661.5	(37.5)	(1)	(74.7)	(B)	2,476.5
Selling, general and administrative	157.9	133.8	(8.9)	(1)	(2.0)	(C)	280.8
Depreciation and amortization	54.4	—	46.4	(1)	17.6	(D)	118.4
	1,139.5	1,795.3	—		(59.1)		2,875.7
Operating income	155.3	162.7	—		24.6		342.6
Interest expense and other	28.8	52.7	—		3.3	(E)	84.8
Income from continuing operations, before income taxes	126.5	110.0	—		21.3		257.8
Income tax provision (benefit)	41.2	(9.3)	—		58.3	(F)	90.2
Income from continuing operations	$85.3	$119.3	$—		$(37.0)		$167.6
Earnings per share — basic:
Income from continuing operations	$5.18						$7.00
Weighted-average common shares outstanding — basic	16.5						24.0
Earnings per share — diluted:
Income from continuing operations	$5.12						$6.94
Weighted-average common shares outstanding — diluted	16.7						24.2

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements.  The pro forma reclassifications and adjustments are explained in Note 6 and Note 7, respectively.

Triumph Group, Inc. and Vought Aircraft Industries, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheets
March 31, 2010

(in millions)	Triumph	Vought	Pro Forma Adjustments		Pro Forma Combined
Current assets:
Cash and cash equivalents	$157.2	$149.7	$(264.0)	(A)	$42.9
Accounts receivable, net	214.5	159.5	(5.3)	(B)	368.7
Inventories	363.9	453.4	(22.4)	(C)	794.9
Other current assets	44.1	53.5	(42.8)	(D)	54.8
Assets held for sale	5.1	—	—		5.1
Total current assets	784.8	816.1	(334.5)		1,266.4
Property and equipment, net	327.6	273.1	100.0	(E)	700.7
Goodwill	502.1	404.8	519.0	(F)	1,425.9
Intangible assets, net	79.8	18.6	845.4	(G)	943.8
Other, net	18.4	0.9	14.8	(D)	34.1
Total assets	$1,712.7	$1,513.5	$1,144.7		$4,370.9
Current liabilities:
Accounts payable	$92.9	$171.1	$(5.3)	(B)	$258.7
Accrued expenses and other current liabilities	111.3	185.1	7.4	(H)	303.8
Liabilities related to assets held for sale	0.9	—	—		0.9
Current portion of long-term debt	91.9	320.4	(266.9)	(I)	145.4
Total current liabilities	297.0	676.6	(264.8)		708.8
Long-term debt, less current portion	413.9	270.0	558.0	(I)	1,241.9
Accrued pension & post-retirement benefits, noncurrent	1.4	958.7	—	(I)	960.1
Deferred income taxes	113.6	—	(112.0)	(J)	1.6
Other non-current liabilities	26.1	74.2	15.6	(H)	115.9
Total stockholders’ equity	860.7	(466.0)	947.9	(K)	1,342.6
Total liabilities and stockholders’ equity	$1,712.7	$1,513.5	$1,144.7		$4,370.9

See the accompanying notes to the unaudited pro forma condensed combined financial statements which are an integral part of these statements.  The pro forma adjustments are explained in Note 8.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

1.             DESCRIPTION OF TRANSACTION

On March 23, 2010, Triumph Group, Inc. (“Triumph”) and Vought Aircraft Industries, Inc. (“Vought”) entered into a merger agreement (the “Merger Agreement”). Upon completion of the transactions contemplated by the Merger Agreement on June 16, 2010, Vought became a wholly-owned subsidiary of Triumph (the “Vought Acquisition”).  Upon completion of the Vought Acquisition, holders of Vought common stock and equity awards received, in the aggregate, $525.0 million in cash and 7,496,170 shares of Triumph common stock.

At the effective time of the Vought Acquisition, each outstanding option to purchase shares of Vought common stock and each stock appreciation right in respect of Vought common stock granted under the 2001 Vought Stock Option Plan and the 2006 Vought Incentive Award Plan, whether or not exercisable, vested in full and was cancelled, and holders of such options and stock appreciation rights received an amount in cash equal to the excess, if any, of approximately $34.847 over the per share exercise price for each share subject to the option or stock appreciation right, less required withholding taxes.

At the effective time of the Vought Acquisition, each Vought restricted stock unit granted under the 2006 Vought Incentive Award Plan became fully vested and was converted into the right to receive an amount in cash equal to approximately $34.847 per share, less required withholding taxes.

2.             BASIS OF PRESENTATION AND ORGANIZATION

The accompanying unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Triumph and Vought.  For ease of reference, all pro forma statements use Triumph’s period end dates and Vought’s reported information has been recast accordingly to correspond to Triumph’s period end dates by adding Vought’s comparable quarterly periods as necessary.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

2.             BASIS OF PRESENTATION AND ORGANIZATION (Continued)

The acquisition method of accounting is based on Accounting Standards Codification (ASC) Topic 805, Business Combinations, which Triumph adopted on April 1, 2009 and used the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures, which Triumph has adopted as required.

ASC Topic 805, requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date.  Financial statements of Triumph issued after completion of the Vought Acquisition will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in these unaudited pro forma condensed combined financial statements.  The financial statements of Triumph issued after the completion of the Vought Acquisition will not be retroactively restated to reflect the historical financial position or results of operations of Vought.  In addition, ASC Topic 805 establishes that the consideration transferred be measured at the closing date of the Vought Acquisition at the then-current market price, which has been reflected in these unaudited pro forma condensed combined financial statements.

ASC Topic 820, defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures.  Fair value is defined as “the price that would be received to sell and asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for valuation of the asset or liability.  In addition, market participants are assumed to be unrelated (to Triumph) buyers and sellers in the principal (or the most advantageous) market for the asset or liability.  Fair value measurements for an asset assume the highest and best use by these market participants.  As a result of these standards, Triumph may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Triumph’s intended use of those assets.  Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC Topic 805, acquisition-related transaction costs (i.e.,  advisory, legal, other professional fees, etc.) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred, but are accounted for as expenses in the periods in which the costs are incurred.  Total advisory, legal, regulatory and valuation costs incurred by Triumph are estimated to be approximately $39.4 million, of which $1.1 million was expensed during the fiscal year ended March 31, 2010.  The unaudited pro forma condensed combined balance sheet also reflects anticipated acquisition-related transaction costs to be incurred by Vought, which are estimated to be approximately $26.8 million, as an assumed liability to be paid in connection with the closing of the Vought Acquisition.  The unaudited pro forma condensed combined financial statements do not reflect restructuring charges expected to be incurred in connection with the Vought Acquisition.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

3.             ACCOUNTING POLICIES

Triumph has identified certain differences in accounting policies between Triumph and Vought, including financial statement classification and inventory capitalization policies and has made pro forma adjustments, as presented herein, for these policies.  At this time, Triumph is not aware of any differences in accounting policies that would have a material impact on the combined financial statements, and the unaudited pro forma condensed combined financial statements do not assume any other differences in accounting policies.  Now that the Vought Acquisition has been completed, Triumph will perform a detailed review of Vought’s accounting policies.  As a result of that review, Triumph may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements.

4.             ESTIMATE OF CONSIDERATION TRANSFERRED

The following is a preliminary estimate of consideration transferred to effect the acquisition of Vought:

(in millions, except per share amounts)	Shares	Estimated Fair Value	Form of Consideration
Number of Triumph shares issued to Vought shareholders(1)	7.5
Multiplied by Triumph’s share price as of June 15, 2010	$67.35	$504.9	Triumph common stock
Cash consideration transferred to Vought shareholders		525.0	Cash
Estimate of consideration transferred		$1,029.9

(1)           Pursuant to the Merger Agreement, Triumph issued 7,496,170 shares of common stock as part of the consideration to Vought shareholders.

The price of Triumph common stock used in preparing these unaudited pro forma condensed combined financial statements was $67.35, the closing stock price of Triumph on June 15, 2010.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

5.             ESTIMATES OF THE ASSETS ACQUIRED AND LIABILITIES ASSUMED

The following is a preliminary estimate of the assets acquired and the liabilities assumed by Triumph in the Vought Acquisition, reconciled to the estimate of consideration transferred:

(in millions)
Book value of net assets acquired March 31, 2010	$(466.0)
Less: Vought historical goodwill	(404.8)
Less: Vought historical intangible assets	(18.6)
Plus: Vought expected accrued transaction costs at closing	(26.8)
Adjusted book value of net assets acquired	(916.2)
Adjustments to:
Other current assets	(4.0)
Inventory	(22.4)
Property & equipment, net	100.0
Deferred taxes	116.1
Intangible assets, net	864.0
Accrued expenses and other current liabilities	(29.6)
Debt	(1.8)
Goodwill	923.8
Total adjustments	1,946.1
Estimate of consideration transferred	$1,029.9

The purchase price allocation for purposes of these unaudited pro forma condensed combined financial statements was primarily limited to the identification and valuation of intangible assets.  Triumph believes this was an appropriate approach based on review of similar type acquisitions, which appeared to indicate that the most significant and material portion of the purchase price would be allocated to intangible assets.

The following is a discussion of the adjustments made to Vought’s assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements:

Property & equipment:  As of the effective time of the Vought Acquisition, property & equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date.  The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use.  Triumph does not have sufficient information at this time as to the specific types, nature, age, condition or location of these assets.  In addition, more information is needed regarding the nature and types of machinery and equipment, which is the majority of Vought’s property & equipment balance, in order to assess these assets against current technology products, costs and values.  All of these elements can cause differences between fair value and net book value.  For purposes of these unaudited pro forma condensed combined financial statements, Triumph considered other comparable acquisition transactions and estimated that the fair value adjustment to increase property and equipment would approximate $100 million.  The estimate of fair value is preliminary and subject to change and could vary materially from the actual adjustment on

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

5.             ESTIMATES OF THE ASSETS TO BE ACQUIRED AND LIABILITIES TO BE ASSUMED (Continued)

the closing date.  The estimated remaining weighted average useful life of the underlying assets is estimated to be 10 years.  A 20% change in the valuation of property and equipment would cause an increase or decrease to annual depreciation expense of approximately $5.5 million ($1.4 million per quarter), assuming a weighted average useful life of 10 years.

Intangibles assets:  As of the effective time of the Vought Acquisition, intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use.  For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and be used in a manner that represents their highest and best use.  Based on internal assessments as well as discussions with Vought and external third-party valuation advisors, Triumph has identified the following significant intangible assets:  customer relationships/contracts, and the Vought tradename.

The fair value of these intangible assets is normally determined primarily through the use of the “income approach,” which requires an estimate or forecast of all the expected future cash flows either through the use of either the multi-period excess earnings method or relief-from-royalty method.

At this time, Triumph does not have sufficient information as to the amount, timing and risk of the estimated cash flows needed to value the customer relationship/contracts and the Vought tradename.  Some of the more significant assumptions inherent in the development of estimated cash flows, from the perspective of a market participant, include:  the amount and timing of projected future cash flows (including net sales, costs of sales, selling, general and administrative expenses and working capital/contributory asset charges) and the discount rate selected to measure the risk inherent in the future cash flows.  However, for purposes of these unaudited pro forma condensed combined financial statements, using currently available information, such as Vought’s historical and projected revenues, customer attrition rates, cost structure, and certain other high-level assumptions, the fair value of the customer relationship/contracts and the Vought tradename were estimated by external third party valuation advisors and reviewed by Triumph management and were as follows:  Customer relationship/contracts — $230.0 million with a weighted average useful life of 15.8 years; and the Vought tradename — $634.0 million with an indefinite life.

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.  Once Triumph and its third-party valuation advisors have full access to the specifics of the Vought intangible assets, additional insight will be gained that could impact:  (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted-average useful life of each category of intangible assets.  The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to us only upon access to additional

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

5.             ESTIMATES OF THE ASSETS ACQUIRED AND LIABILITIES TO BE ASSUMED (Continued)

information and/or by changes in such factors that may occur prior to the effective time of the Vought Acquisition.  A 20% change in the valuation of definite lived intangible assets would cause a corresponding increase or decrease to annual amortization expense of approximately $4.6 million ($1.2 million per quarter), assuming a weighted-average useful life of 10 years.  The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Triumph only upon access to additional information.

Goodwill:  Goodwill is calculated as the difference between the acquisition date fair value of the estimated consideration transferred and the values assigned to the assets acquired and liabilities assumed.  Goodwill is not amortized but rather subject to an annual impairment test.

6.             RECLASSIFICATIONS

Certain reclassification adjustments have been made to the historical financial statements of Vought to conform to Triumph’s presentation as follows:

(1)           Certain selling, general and administrative costs that Triumph classifies as selling, general and administrative expenses; and depreciation and amortization expenses that Triumph classifies separately are included in Cost of Sales on Vought’s statements of income.  This adjustment reclassifies Vought’s historical Cost of Sales and Selling, General & Administrative to the respective captions presented in Triumph’s historical statements of income.

7.             ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

(A)          Reflects adjustments for the following (in millions):

Year Ended March 31, 2010
Reduction in revenue for sales from Triumph to Vought which eliminate in combination	$(34.5)

(B)          Reflects adjustments for the following (in millions):

Year Ended March 31, 2010
Reduction in cost of sales for sales from Triumph to Vought which eliminate in combination	$(34.5)
Adjustment to eliminate profit on net sales by Triumph that are in Inventory of Vought	1.9
Reverse Vought’s amortization of prior service costs and amortization of actuarial (gains) losses on pension and other post-retirement benefits	(34.2)
Impact of the elimination of general and administrative costs from inventory per Triumph’s policy(1)	3.1
Amortization of loss contract fair value margin adjustment	(11.0)
$(74.7)

(1)   See footnote 8, Note (C) below.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

7.             ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME (Continued)

(C)          Reflects adjustments for the following (in millions):

Year Ended March 31, 2010
Elimination of management fees to The Carlyle Group	$2.0

(D)          Reflects adjustments for the following (in millions):

Year Ended March 31, 2010
New intangible asset amortization	$14.5
Depreciation on property and equipment fair value adjustment	10.0
Eliminate Vought’s historical intangible asset amortization expense	(6.9)
$17.6

(E)           Reflects adjustments for the following (in millions):

Year Ended March 31, 2010
Interest expense on new debt issuances used to partially finance the Vought Acquisition(1)	$55.1
Amortization of deferred financing fees related to new debt issuances	2.8
Vought’s historical interest expense on debt to be repaid(2)	(54.6)
$3.3

(1)           Estimated interest expense on the new debt issuances is based on an assumed blended average interest rate of 6.25%.  A 1/8% change in the interest rate would cause a corresponding increase or decrease to annual interest expense of approximately $1.3 million ($0.3 million per quarter).  See footnote 8, Note (I) below.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

7.             ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME (Continued)

(2)           This included amortization of debt origination costs and debt discount for each period.

This pro forma adjustment excludes incremental interest expense attributable to Triumph’s 8% Senior Subordinated Notes due 2017, issued in November 2009, the remaining proceeds of which were used to partially finance the Vought Acquisition.  If this debt had been in place as of April 1, 2009, Triumph would have incurred additional interest expense, including amortization of discount and finance fees of approximately $9.2 million for the fiscal year ended March 31, 2010.

(F)           This represents the tax effect of adjustments to income from continuing operations, before income taxes primarily related to expense associated with incremental debt to partially finance the Vought Acquisition and increased amortization resulting from estimated fair value adjustments for acquired intangibles.  In addition, Vought’s historical income tax provision included the reversal of a valuation allowance against deferred income taxes, which Triumph would have reversed through purchase accounting, thus resulting in a significant increase in the pro forma income tax provision applicable to Vought’s operations.  Triumph has assumed a 35.0% blended tax rate representing the estimated combined effective global tax rates.  This estimated blended tax rate recognizes that Vought is predominately a U.S. based entity and that the debt incurred by Triumph to effect the Vought Acquisition is an obligation of a U.S. entity.  However, the effective tax rate of the combined entity could be significantly different (either higher or lower) depending on post-acquisition activities.

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the combined basic and diluted weighted-average shares.  The historical basic and diluted weighted-average shares of Vought are assumed to be replaced by the shares issued by Triumph to effect the Vought Acquisition.

The unaudited pro forma condensed combined financial statements do not reflect revenue synergies or the expected cost savings.  Although Triumph management expects that cost savings will result from the Vought Acquisition, there can be no assurance that these cost savings will be achieved.  The unaudited pro forma condensed combined financial statements also do not reflect estimated restructuring charges associated with the expected cost savings, which will be expensed as incurred.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

8.             ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS

(A)          The sources and uses of funds relating to the Transactions are as follows:

(in millions)
Sources:
Term Loan B Credit Facility	$348.3
Senior Notes due 2018	347.4
Revolving Credit Facility	135.8
Incremental borrowings under Securitization Facility	50.0
Lapse of restrictions on Vought’s restricted cash(2)	43.4
Total sources	924.9
Uses:
Retirement of Vought’s debt(2)	(597.0)
Payment of unamortized original issue discount	(1.8)
Cash consideration to Vought stockholders	(525.0)
Estimated remaining Triumph acquisition related transaction costs(3)	(38.3)
Estimated remaining Vought acquisition related transaction costs(3)	(26.8)
Total uses	(1,188.9)
Net effect on cash	$(264.0)

(1)           As of March 28, 2010, Vought had $43.4 million in restricted cash, which serves as collateral for outstanding letters of credit.  The outstanding letters of credit will be transferred to Triumph’s Senior Secured Revolving Credit Facility and reduce the available borrowing thereunder.  See Note (D) below for description.

(2)           See Note (I) below for a description of the transaction financing.

(3)           The unaudited condensed combined pro forma balance sheet assumes that the estimated remaining transactions costs of $38.3 million and $26.8 million will be paid in conjunction with the closing of the Transactions.

(B)          Reflects the elimination of amounts receivable by Triumph and payable from Vought as of March 31, 2010.

(C)          Elimination of general and administrative costs capitalized into inventory by Vought as of March 31, 2010 to conform to Triumph’s presentation.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

8.             ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS (Continued)

(D)          Reflects adjustment for the following:

(in millions)
Deferral of costs associated with financing transactions	$15.3
Lapse of restriction on Vought’s restricted cash	(43.4)
Net change in current portion of deferred tax assets(1)	4.1
Write-off of Vought’s unamortized debt origination costs	(4.0)
Total	$(28.0)
Impact to Other current assets	$(42.8)
Impact to Other, net	14.8
$(28.0)

(1)   See Note (J) below for description of deferred tax adjustment.

(E)           Adjustment reflects the estimated fair value adjustment to PP&E with an estimated useful life of 10 years.

(F)           Reflects adjustments for the following:

(in millions)
Estimated transaction goodwill	$923.8
Eliminate Vought’s historical goodwill	(404.8)
Total	$519.0

(G)          As of the effective time of the Vought Acquisition, intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use.  For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets.  The pro forma adjustments to intangible assets, net reflect the following:

(in millions)
To record the estimated fair value of the following intangible assets:
Customer relationships-estimated 15.8 year weighted-average useful life	$230.0
Tradename-non-amortizable as indefinite-lived	634.0
Eliminate Vought’s historical intangible assets	(18.6)
Total	$845.4

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

8.             ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS (Continued)

(H)          Reflects adjustments for the following:

(in millions)
Estimated fair value adjustment to assumed loss contracts	$29.6
Repayment of Vought’s accrued interest(1)	(6.6)
Total	$23.0
Net change to Accrued expenses and other current liabilities	$7.4
Net change to Other noncurrent liabilities	15.6
$23.0

(1)           See Note (I) below for description of financing transaction.

(I)            Reflects adjustment for the following:

(in millions)
New borrowings:
Term Loan B Credit Facility	$348.3
Senior Notes due 2018	347.4
Revolving Credit Facility	135.8
Incremental borrowings under Securitization Facility	50.0
Total sources	881.5
Repayments:
Vought’s 8% senior Notes due 2011	(270.0)
Vought’s senior credit facilities	(320.4)
Vought’s accrued interest	(6.6)
Total repayments(1)	(597.0)
Net change in debt	$284.5
Total change from unaudited historical balance sheet:
Accrued interest(2)	$(6.6)
Current portion of long-term debt	(266.9)
Long-term debt, less current portion	558.0
Total	$284.5

(1)           The cash portion of the merger consideration, as well as the retirement of Vought’s assumed debt was funded through a combination of available cash, additional borrowing under Triumph’s Securitization Facility and its Revolving Credit Facility and the proceeds from the Term Loan B Credit Facility and the Senior Notes due 2018.  See footnote 7, Note (E) — Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income for the estimated interest expense on the new borrowings.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

8.             ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS (Continued)

(3)           See Note (H) above.

(J)           Reflects adjustment for the following:

(in millions)
Establish deferred tax liability for the increase in the basis of identified acquired intangible assets	$(319.7)
Establish deferred tax liability for the increase in the basis of PP&E(1)	(37.0)
Establish deferred tax asset for the increase in loss contract reserve(2)	10.9
Write-off state benefits without carryover basis	(1.4)
Increase deferred tax assets for estimated Federal research credit carryover	6.7
Elimination of Vought’s valuation allowance on net deferred tax assets	456.6
Total	$116.1
Total change from unaudited historical balance sheet:
Net change in current portion of deferred taxes(3)	$4.1
Net change in long-term deferred taxes	112.0
Total	$116.1

(1)           See Note (E) above.

(2)           See Note (H) above.

(3)           See Note (D) above.

The Patient Protection and Affordable Care Act (HR 3590), signed into law on March 23, 2010, included a provision changing the tax treatment of the Medicare Part D subsidy.  As a result of this legislation, the amount of deferred tax asset recognized by Triumph at the date of the acquisition of Vought will likely be less than the amounts reflected in the accompanying unaudited pro forma financial information.

(K)          Reflects adjustment for the following:

(in millions)
Eliminate Vought’s historical stockholders’ equity (deficit)	$466.0
To record the stock portion of the merger consideration	504.9
To record estimated non-recurring costs for remaining Triumph acquisition related transaction costs	(23.0)
Total	$947.9